EXHIBIT 4.5.3
AMENDMENT TO INVESTOR RIGHTS AGREEMENT AND CONSENT
     This Amendment to Investor Rights Agreement and Consent (this “Amendment and Consent”) is entered into as of this 30th day of May 2003 by and among Iomai Corporation, a Delaware corporation (the “Company”), and those Purchasers listed on the signature pages hereto (the “Consenting Purchasers”). The Company and the Consenting Purchasers collectively are referred to herein as the “Parties.” Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in that certain Investor Rights Agreement by and among the Company and the Purchasers (as defined therein) party thereto, dated December 4, 2002, as amended (the “Investor Rights Agreement”).
     WHEREAS, in the event the Company effects a 1-for-7 reverse split of its capital stock (the “Reverse Stock Split”), the Consenting Purchasers and the Company desire to amend the Investor Rights Agreement;
     WHEREAS, Section 6.4 of the Investor Rights Agreement provides that the Investor Rights Agreement may be amended by the written consent of the Company and the holders of at 60% of the Registrable Shares;
     WHEREAS, the Consenting Purchasers are the holders of at least 60% of the Registrable Shares;
     WHEREAS, the Company has proposed making capital expenditures of up to $6 million in connection with leasehold improvements, including the purchase of new equipment, to the Company’s facility (the “Facility Build-Out”);
     WHEREAS, the Company may enter into financing arrangements in connection with the Facility Build-Out (the “Build-Out Financing”), consisting of a draw upon the Company’s tenant improvement allowance under that certain Lease Agreement by and between the Company and ARE – 20/22/1300 Firstfield Quince Orchard, LLC, dated December 18, 2000, as amended, equipment financing arrangements with a lender and/or issuance of Warrants (as defined below).
     WHEREAS, approval of the Facility Build-Out and the Build-Out Financing is required by a majority of the outstanding shares of Series C Preferred and Series B Preferred that are held by persons other than Competitors, voting together as a single class (on an as converted basis) under Section 4.3 of the Investor Rights Agreement;
     WHEREAS, the Consenting Purchasers are the holders of a majority of the outstanding shares of Series C Preferred and Series B Preferred that are held by persons other than Competitors, voting together as a single class (on an as converted basis);
     WHEREAS, the terms of the Build-Out Financing may include the issuance by the Company of warrants to purchase up to 340,000 shares of the Company’s Common Stock, $.01 par value per share at an exercise price per share of at least $0.4421 (the “Warrants”);

     WHEREAS, in the event the Company issues the Warrants in connection with the Build-Out Financing, the Consenting Purchasers desire to waive any rights that the Purchasers may have to participate in the issuance of the Warrants pursuant to Section 3.1 of the Investor Rights Agreement; and
     WHEREAS, the Consenting Purchasers are the holders of a majority of the outstanding Shares.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements herein contained, the Parties agree as follows:
     1. Amendments to Investor Rights Agreement. That, subject only to the effectiveness of the Reverse Stock Split, Section 4.1(d) of the Investor Rights Agreement is hereby amended by:
(a)	replacing “10,000,000 shares” with “1,428,571 shares”; and

(b)	inserting the following sentence at the end of Section 4.1(d): “In the event of any stock split, stock dividend, recapitalization, combination of shares of the Company, or other similar event, then the number of shares required to be held by a Purchaser pursuant to the first sentence of this Section 4.1(d) shall automatically be adjusted accordingly.”
     2. Consent to Facility Build-Out and Build-Out Financing. The Consenting Purchasers hereby consent to the Facility Build-Out and the Build-Out Financing.
     3. Waiver of Participation Rights. In the event the Company issues the Warrants in connection with the Build-Out Financing, or shares of Common Stock upon exercise of the Warrants, the Consenting Purchasers hereby waive the participation rights of the Purchasers set forth in Section 3.1 of the Investor Rights Agreement on behalf of all the Purchasers.
     4. Miscellaneous. Except as expressly amended hereby, the provisions of the Investor Rights Agreement are and shall remain in full force and effect. The section and other headings of this Amendment and Consent are for convenience of reference only and are not to be considered in construing this Amendment and Consent. This Amendment and Consent may be executed in two or more counterparts, each of which will be deemed an original, but all of which taken together shall constitute one instrument.
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     IN WITNESS WHEREOF, the Parties have executed this Amendment to Investor Rights Agreement and Consent as of the date first above written.

COMPANY:	IOMAI CORPORATION
	By:	/s/ Stanley C. Erck
	Name:	Stanley C. Erck
	Title:	Chief Executive Officer and President

[SIGNATURES CONTINUE ON THE FOLLOWING PAGE]

CONSENTING PURCHASERS:	DOMAIN PARTNERS V, L.P.
	By:	One Palmer Square Associates V, L.L.C., its General Partner

	By:	/s/ Jesse I. Treu
		Name:	Jesse I. Treu
		Title:	Managing Member

DP V ASSOCIATES, L.P.
	By:	One Palmer Square Associates V, L.L.C., its General Partner

	By:	/s/ Jesse I. Treu
		Name:	Jesse I. Treu
		Title:	Managing Member

NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP
	By:	NEA Partners 10, Limited Partnership, it General Partner

	By:	/s/ Eugene A. Trainor, III
		Name:	Eugene A. Trainor, III
		Title:	Administrative General Partner & Chief Operating Officer

NEA VENTURES 2002, LIMITED PARTNERSHIP
	By:	/s/ Pamela J. Clark
		Name:	Pamela J. Clark
		Title:	General Partner

ESSEX WOODLANDS HEALTH VENTURES V, L.P.
By:	Essex Woodlands Health Ventures V, L.L.C., its General Partner

By:	/s/ Martin P. Sutter
	Name:	Martin P. Sutter
	Title:	Managing Director

MEDIMMUNE VENTURES, INC.
By:	/s/ Wayne T. Hockmeyer
	Name:	Wayne T. Hockmeyer
	Title:	President

PROQUEST INVESTMENTS II, L.P. PROQUEST INVESTMENTS II ADVISORS FUND, L.P.
By:	ProQuest Associates II, LLC, its General Partner

By:	/s/ Pasquale DeAngelis
	Name:	Pasquale DeAngelis
	Title:	Chief Financial Officer
ProQuest Investments II, L.P. and ProQuest Investments II Advisors Fund, L.P. shall be deemed to be Consenting Purchasers solely with respect to Sections 1 and 4 of this Amendment to Investor Rights Agreement and Consent